Exhibit (d)(5)

Application and Registration Authorization
I hereby apply to participate in the MDS Inc Retirement Savings Plan (the “Plan”) established by LBC Trust pursuant to the terms of this Application, the Declaration of Trust attached to this Application and in other applicable trust provisions, if any, and if applicable, the LIRA /LRSP Addendum This Application is part of the Plan.
I hereby authorize the Plan Sponsor to act as my agent under the Plan for forwarding contributions to the Plan and transmitting investment directions or any other instructions to Manulife Financial on my behalf. I request LBC Trust to apply for registration of the Plan as a Retirement Savings Plan under the Income Tax Act(Canada) and under any other applicable legislation in Canada. I understand that the Plan and my Plan Account will be subject to the provisions of such legislation and that all payments made out of my Plan Account may be subject to tax under such legislation. I acknowledge that the Plan and my Plan Account are subject to the terms and conditions set out above, in the Declaration of Trust, and other applicable Trust provisions, if any, the rules applicable to a property of the Plan, including The Manulife Group Annuity Policy and if applicable, in the LIRA/LRSP Addendum for the jurisdiction named above and I have read and agree to be bound by such terms and conditions.
I authorize LBC Trust and Manulife Financial to use my social insurance number as an identifier for the administration my Plan Account, including The Manulife Group Annuity Policy. I have requested these documents to be drawn in the English language. J’ai exigé que ce document soit rédigé en anglais.
This Application is accepted by the undersigned in accordance with the Declaration of Trust attached to this application.
LBC Trust

MDS INC. GROUP RETIREMENT SAVINGS PLAN
DECLARATION OF TRUST
LBC Trust, a trust company incorporated under the laws of Canada (the “Trustee”), hereby declares that it will act as trustee of the MDS Inc, Group Retirement Savings Plan (the “Plan”) established for the employees, their affiliates and where applicable, their spouses (each an “Annuitant”) of the plan sponsor (the “Plan Sponsor’) named in the application form (the “Application”) on the reverse hereof, upon the following terms and conditions:
1.	REGISTRATION
The Trustee shall apply for the registration of the Plan under the Income Tax Act (Canada) (the “Act”) and any applicable corresponding legislation of the Province of Canada set out in the Annuitant’s address in the Application. The Plan shall take effect upon acceptance by the Agent (as hereinafter defined) of the Annuitant’s Application and registration of the Plan.

2.	AGENT
The Plan Sponsor and each Annuitant authorize the Trustee to delegate to the Agent any of its administrative or other responsibilities that it may lawfully delegate as the Agent is prepared to accept and acknowledges that, to the extent the Trustee delegates any of such duties or obligations, the Trustee shall thereby be absolutely released and discharged from performing such duties and obligations. The Trustee acknowledges and confirms that it shall be ultimately responsible for the administration of the Plan.

3.	CONTRIBUTIONS AND ALLOWABLE TRANSFERS TO THE PLAN
The Annuitant or, in the case of a spousal Plan, the Spouse of the Annuitant named in the Application (the “Contributor”) may make contributions to the Plan (by payments in cash or transfers of property acceptable to the Agent) from time to time before the Maturity Date and the Plan Sponsor may remit such contributions on behalf of the Contributor. The Agent will invest the property credited to a Plan Account exclusively in those investments made available by the Agent, from time to time, and permitted by the Plan Sponsor, from time to time, which have been selected by the Annuitant on the Application or in Instructions provided to the Agent by the Annuitant or the Plan Sponsor on behalf of the Annuitant. The Plan permits transfers to the Plan which are permitted under the Act.

4.	PLANACCOUNT
The Agent shall maintain an account for each Annuitant (a “Plan Account”) and will record in each Plan Account all contributions and transfers to the Plan made by or for the Annuitant, investment and reinvestment of such contributions and transfers, any dividends, interest, any other income earned and any profits or gains realized thereon and any fees, expenses, losses or other charges applicable to such Plan Account. All net income and net realized capital gains received or realized on such investments shall be credited to such Plan Account and shall be automatically reinvested in the same investment from which such income or gains were made or, subject to the terms of the investment, as otherwise set out in Instructions received by the Agent. The property credited to such Plan Accounts shall be held by the Trustee in trust for the Annuitants in accordance with, and for the purpose of, the Plan. The Trustee’s obligation relating to the investment of the property credited to a Plan Account shall be limited to registering the investments of the Plan Account in its own name, in the name of its nominee, in bearer form or in such other name as the Trustee may determine, and generally exercising all powers or rights of an owner with respect to all property credited to a Plan Account (except that the right of the Trustee to vote or give proxies to vote in respect thereof shall be subject to any Instructions described in Section 12) and to pay any assessment, taxes or charges in connection therewith or the income or gains derived therefrom. The Trustee shall invest any cash balance in the Plan in the default investment option selected by the Plan Sponsor from those investments made available by the Agent as indicated in Instructions received by the Agent.

Each Contributor shall be responsible for ensuring that the Contributor’s contribution does not exceed the maximum permitted under the Act. For greater certainty, the Agent shall not be the agent of the Trustee in its performance of the investment function described herein. The Trustee shall have no responsibility or obligation with respect to the investment or reinvestment of the property credited to a Plan Account or the monitoring of any investments so made.

5.	MATURITY DATE Each Annuitant’s Plan Account shall mature on
a)	the last business day of the calendar year in which the Annuitant attains the age of 69 years (or another age specified in the Act) or
b)	subject to 30 days’ notice to the Agent, such earlier date as specified by the Annuitant in writing to the Agent (“Maturity Date”).
6.	RETIREMENT INCOME AT MATURITY DATE A retirement income shall be payable to each Annuitant commencing on the Maturity Date.

On the Maturity Date the Agent shall realize the property credited to the Annuitant’s Plan Account and transfer the proceeds of such realization (less all charges, applicable taxes and Trustee and Agent fees) (the “Proceeds’) to a registered retirement income fund of the Annuitant administered by the Agent, unless the Annuitant provides otherwise in Instructions received by the Agent at least 30 days prior to the Maturity Date. The Agent will act as the Annuitant’s attorney to execute documents and make elections necessary to establish such registered retirement income fund and to designate on behalf of the Annuitant the Beneficiary (as defined in Section 10) as a beneficiary of same, provided that the Agent does not warrant the validity of the designation of such beneficiary. Notwithstanding the foregoing if the value of the Proceeds is equal to or less than $5,000 the Agent may pay the Proceeds to the Annuitant in a lump sum.

If the Annuitant provides Instructions to the Agent to realize the property credited to the Annuitant’s Plan Account in order to purchase an annuity for the Annuitant, the Annuitant shall also indicate in such Instructions the company from which to purchase the annuity and the form of annuity to be purchased. The Annuitant may elect to receive the retirement income in any form that is permitted in subsection 146(1) of the Act, subject to the following:
(a)	the retirement income shall be paid by way of equal annual or more frequent periodic payments until such time as there is a payment in full or partial commutation of the retirement income and, where such commutation is partial, by way of equal annual or more frequently periodic payments thereafter:

(b)	if the Annuitant elects to receive the retirement income in a form that provides for a continuation of the retirement income after the death of the Annuitant, the aggregate annual amount of the retirement income that may be payable for any calendar year after the death of the Annuitant shall not exceed the aggregate annual amount of the retirement income that may be payable for any calendar year before the death of the Annuitant:

(c)	the retirement income shall not be capable of being assigned in whole or in part:

(d)	the annuity shall provide that it will be commuted in the event that, and to the extent that, the retirement income becomes payable to a person other than the Annuitant or the Annuitant’s Spouse: and

(e)	the Annuitant (and, if necessary, the Annuitant’s Spouse) shall provide proof of age satisfactory to the Agent in its sole and absolute discretion before the commencement of the retirement income.
7.	PAYMENTS PRIOR TO MATURITY DATE
Subject to any rules which the Plan Sponsor may establish from time to time for the Plan, any of the Annuitants may, at any time prior to the Maturity Date, require the Agent (by providing Instructions to the Agent at least 30 days in advance) to:
(a)	realize all or any portion of the property credited to the Annuitant’s Plan Account and pay the Proceeds to the Annuitant: or

(b)	realize all or any portion of the property credited to the Annuitant’s Plan Account and transfer the Proceeds to a registered pension plan for the benefit of the
Annuitant or to a registered Retirement Savings Plan or to registered retirement income fund in respect of which the Annuitant is the annuitant or to such other plan, fund or arrangement as may be permitted under the Act.

If the Annuitant of the Spouse (as the case may be) ceases to be employed by the Plan Sponsor, the Agent shall deal with the property credited to such Annuitant’s Plan Account in accordance with Instructions received by the Agent from such Annuitant or the Plan Sponsor. If the Agent has not received such Instructions within 90 days after the Plan Sponsor has notified the Agent of this cessation in employment or membership, the Agent shall realize the property credited to the Annuitant’s Plan Account and transfer the Proceeds to a registered Retirement Savings Plan or to a registered retirement income fund administered by the Agent in respect of which the Annuitant is the annuitant if the Annuitant has reached the Maturity Date or realize all or any portion of the property credited to the Annuitant’s Plan Account and pay the Proceeds to the Annuitant. Upon such payment or transfer, as the case may be, neither the Trustee nor the Agent shall have any liability to the Annuitant with respect to the property credited to the Plan Account so paid or transferred, as applicable, or with respect to any other obligations relating thereto. Notwithstanding the foregoing, the Annuitant shall not be entitled to require any such payment or transfer by the Trustee to the extent that such payment or transfer is prohibited under any applicable laws of Canada or a Province thereof or contrary to any applicable locking-in addendum referred to in the Application.

8.	DESIGNATION OF BENEFICIARY
In the Application the Annuitant has designated a beneficiary (the “Beneficiary”) to receive any property credited to the Annuitant’s Plan Account upon the death of the Annuitant prior to the Maturity Date. Subject to any applicable laws (including, any laws governing the designation of beneficiaries and testamentary dispositions) each Annuitant may, at any time, by Instructions given to the Agent revoke or amend any designation contained in the Application.

9.	DEATH PRIOR TO MATURITY DATE
If an Annuitant dies prior to the Annuitant’s Maturity Date, the Agent shall, upon receipt of satisfactory evidence of the Annuitant’s death and such other releases and documents the Agent may require, take the appropriate steps to realize the property credited to the Annuitant’s Plan Account on or before the end of the calendar month next following the calendar month in which the Agent receives notice of the Annuitant’s death. The Proceeds of such realization shall be payable as soon as reasonably possible after such realization in a lump sum to the Beneficiary, if any, or to the Annuitant’s estate if there is no Beneficiary. The Agent and the Trustee shall be fully discharged from any further obligations and liability in connection with the Plan upon payment being made in accordance with this provision.

10.	SPLITTING OF ASSETS ON MARRIAGE/RELATIONSHIP BREAKDOWN
The Agent will, upon receiving Instructions from an Annuitant, allow and arrange for the splitting of property credited to such Annuitant’s Plan Account on marriage/relationship breakdown involving such Annuitant and will prior to the Maturity Date, pay or transfer, on behalf of such Annuitant, any property so credited to a registered Retirement Savings Plan or a registered retirement income fund under which the Spouse or former Spouse is the annuitant; provided that at the time of such transfer, such Annuitant and the Spouse or former Spouse are living separate and apart and the payment or transfer is being effected pursuant to a decree, order or judgment of a competent tribunal, or in accordance with a written separation agreement, relating to a division of property between such Annuitant and such Spouse or former Spouse in settlement of rights arising out of or on the breakdown of their marriage or relationship. If any property credited to such Annuitant’s Plan Account is subject to a locking-in addendum referred to in the Application, such payment or transfer shall be subject to applicable pension law.

11.	STATEMENTS AND REPORTS The Agent shall provide to each Annuitant or the Contributor, as the case may be:
(a)	tax receipts evidencing all contributions made by the Contributor to the Plan Account for the Annuitant;

(b)	such written statements or other reports as may be required under the Act and containing such information with respect to the Annuitant’s Plan Account and the Plan and within such time periods as may be prescribed under the Act;

(c)	a written statement or report from time to time (but no less frequently than annually and within the 60 days after the end of each calendar year) containing such information with respect to the Annuitant’s Plan Account and the Plan as may be determined by the Agent, and

(d)	such other written statements or other reports with respect to the Plan as the Agent may provide.
12.	VOTING RIGHTS
If so provided in Instructions from the Plan Sponsor received by the Agent, the Agent shall provide to either the Annuitant or the transfer agent for the issuer of securities credited to the Annuitant’s Plan Account all notices of shareholder meetings, proxy statements and other material distributed by such issuer to the holders of its securities and the Annuitant shall have the right to exercise, or direct the Agent to exercise, any voting rights attaching to any securities credited to the Annuitant’s Plan Account.

13.	FEES, TAXES AND EXPENSES
The Trustee and/or Agent shall be entitled to withhold from any amounts payable under an Annuitant’s Plan Account any amounts so required to be withheld on account of any taxes or other assessments payable by such Annuitant under any applicable laws. As compensation for its services under the Plan, the Trustee and the Agent shall be paid annual administration fees in such amounts as may be agreed between the Agent and the Trustee from time to time, provided that the Trustee and/or the Agent shall give at least 60 days’ prior written notice to the Plan Sponsor of a change in the amount of such fees. The annual administration fee may be payable upon establishment of each Annuitant’s Plan Account. Thereafter, such fees shall be payable at a time and frequency to be determined by the Trustee and the Agent and shall be charged to each Annuitant’s Plan Account, unless otherwise paid. These fees are in addition to any fees applicable in respect of any investment made by the Plan or a Plan Account. Notwithstanding anything herein contained, unless any such fees and expenses owing to the Trustee and the Agent in respect of the Plan or a Plan Account are otherwise paid, the Trustee and the Agent are entitled to realize, at their sole discretion, sufficient property credited to the Plan or a Plan Account for payment of the administration fees, investment fees and any other applicable fees and expenses and for payment of any taxes, interest or penalties which may be payable in respect of a Plan Account. Neither the Trustee nor the Agent shall be responsible for any loss occasioned by any such realization.

14.	RESIGNATION OF TRUSTEE
The Trustee may resign and be discharged from all further duties and obligations as trustee at any time upon at least 60 days’ written notice to the Agent or upon such lesser period as may be mutually agreeable and the Agent in like manner may terminate the services of the Trustee. The Agent shall nominate a successor trustee and shall notify the Trustee and the Trustee shall deliver to such successor trustee the property credited to each Annuitant’s Plan Account and all records relating to such Plan Account. If no successor trustee of the Plan is appointed by the Agent, the Trustee shall transfer such property to a registered Retirement Savings Plan or to registered retirement income fund administered by the Agent in respect of which each Annuitant is an annuitant in accordance with the Act. Notwithstanding any other provision of the Plan, any corporation resulting from the merger or amalgamation of the Trustee with one or more other corporations or any corporation that succeeds to, or acquires, substantially all of the trust business of the Trustee shall thereupon become the “Trustee” for the purposes of the Plan without further act or formality provided that the Plan continues to be acceptable for registration in accordance with Section 1 hereof.

15.	AMENDMENTS AND REVISIONS
The Plan may be amended or revised by the Trustee, as necessary for the Plan to be in compliance with the Act, or otherwise upon 30 days’ written notice to the Plan Sponsor or such lesser notice as may be agreed to by the Plan Sponsor. No amendment or revision shall be made to the Plan if such amendment or revision would result in:
(a)	the Plan as so amended or revised ceasing to be acceptable for registration under the Act in accordance with Section 1; or

(b)	the property credited to a Plan Account being (or being capable of being) used for, or diverted to, purposes other than those provided for under the terms of the Plan prior to such amendment or revision.
No such amendment or revision shall take effect until the applicable regulatory authorities have granted any applicable approval thereof. The Agent shall provide the Plan Sponsor and each Annuitant with a copy of each amendment.

16.	NOTICES AND INSTRUCTIONS
Notice given to the Trustee or the Agent shall be sufficient if delivered to the Trustee c/o the Agent or the Agent, as the case may be. Notice shall be deemed to have been given on the actual date of delivery to, or receipt by, the Trustee or the Agent, as the case may be. Any notice, statement or receipt given by the Trustee or the Agent to the Annuitant shall be sufficiently given if delivered to the Annuitant at the address of the Annuitant last known to the Trustee or Agent. Such notice, statement or receipt shall be deemed to have been given at the time of delivery to the Annuitant. All instructions provided to the Agent or the Trustee must be provided in the manner and subject to the administrative rules from time to time required by the Agent (“Instructions”).

17.	NO ADVANTAGE
The Trustee and the Agent shall not extend to the Annuitants or to any person with whom the Annuitants are not dealing at arm’s length for the purposes of the Act any advantage that is conditional in any way on the existence of the Plan, other than an advantage described in paragraph 146(2) (c.4) of the Act or as otherwise permitted under the Act.

18.	PAYMENT TO REDUCE PART X.1 TAX
Upon receipt of a written request from an Annuitant, payment shall be made to the Annuitant or the Contributor, as applicable, out of the property credited to such Annuitant’s Plan Account in the amount specified by such Annuitant, but not exceeding the value of such Plan Account, in such request where such amount is required to be paid to the Annuitant or the Contributor, as applicable, to reduce the amount of tax otherwise payable by the Annuitant or the Contributor, as applicable, under Part X.1 of the Act.

The Trustee may liquidate any property of the Plan Account to the extent necessary for that purpose and will not be liable for any resulting loss.

19.	LIMITATION OF LIABILITY AND INDEMNITY
Neither the Trustee nor the Agent shall be liable for anything done or omitted to be done by it except as a result of its own negligence, willful misconduct or bad faith. Neither the Trustee nor the Agent shall be responsible or liable for ascertaining whether any investment made by the Agent on Instructions of an Annuitant or the Plan Sponsor is or remains a qualified investment under the Act or any applicable corresponding legislation of the Province of Canada set out in the Annuitant’s address in the Application for purposes of a registered Retirement Savings Plan or whether any such investment constitutes foreign property. Neither the Agent nor the Trustee shall be liable for any tax, penalty or interest payable under the Act or any applicable corresponding legislation of the Province of Canada set out in the Annuitant’s address in the Application by the Annuitant, the Contributor, any Beneficiary or by the trust established hereunder. Neither the Trustee nor the Agent shall otherwise be liable for the making, retention or sale of any investment or reinvestment as herein provided or for any loss or diminution of value of the assets comprising any Plan Account. Any amounts payable under the Plan to an Annuitant or any Beneficiary shall be payable only from the property credited to the Annuitant’s Plan Account and neither the Trustee nor the Agent shall have other liability or obligation with respect to the payment of such amounts. Each Annuitant acknowledges and assumes the sole responsibility in respect of all of the foregoing and indemnifies the Trustee and the Agent therefor.

The Trustee and the Agent are hereby indemnified by each Annuitant, Contributor, any Beneficiary and the trust established hereunder from and against all claims, liabilities, demands and expenses, including reasonable counsel fees and expenses, arising out the trusteeship and administration of the Plan, except to the extent caused by the negligence, wilful misconduct or bad faith of the Trustee or the Agent, as the case may be. This indemnity shall survive the termination of this Declaration of Trust.

20.	ENTIRE AGREEMENT
The Application, this Declaration of Trust and the Trust Agreement governing the trust created hereunder, the Group Annuity Policy referred to in the Application and, if applicable, the locking-in addendum referred to in the Application shall constitute the entire agreement between each Annuitant, Contributor, Beneficiary, the Trustee, and the Agent with respect to the Plan. Notwithstanding any of the foregoing, all of the terms and conditions of the Plan are subject to applicable pension law and any applicable locking-in addendum.

21.	INFORMATION
The statements provided by each Annuitant on the Application, including without limiting the generality of the foregoing, the birth date(s) and social insurance number(s), shall constitute a certification by such Annuitant upon which the Trustee and Agent may act and rely and an undertaking to furnish such further evidence of proof of age and other factual information as may be required for the provision of a retirement income.

22.	SPOUSE
The term “Spouse” as used in this Declaration of Trust and the Application means the Annuitant’s spouse and the individual recognized as the spouse under the Act and shall include common-law partner as defined in the Act.

23.	PRIVACY
The Agent will collect, use and disclose personal information to establish and service the Plan, as required or permitted by law. The Agent may, from time to time, disclose or transfer personal information given to it by the Annuitants to the Trustee and/or the Plan Sponsor. By applying for the Plan, each of the Annuitants is consenting to these collections, uses and disclosures.

24.	GOVERNING LAW The Plan shall be governed by, and be construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.
Version: February 17, 2003

The personal information statement
Your consent to use your personal information
By signing this Application form, you give your consent for us to obtain, verify, and share your personal information, as set out below, in administering your account, now and in the future, with the plan sponsor, the plan administrator, the plan advisor and its employees and other parties in the performance of their duties for us.
You authorize us to use your Social Insurance Number (SIN) if applicable, to uniquely identify you during the administration of your account.
How we will maintain and use your personal information
You agree that we may use the personal information that we collect to:
•	comply with legal and regulatory requirements,

•	confirm your identify and the accuracy of the information you’ve provided,

•	conduct searches to locate you and update your member information,

•	administer this plan while you actively work for your employer, and after you no longer work with your employer,

•	administer any other products and service that we provide to you, and

•	determine your eligibility for, and provide you with details of, other select financial products or services that may be of interest to you that are offered by us, our affiliates or other select financial product providers.
Who may access your personal information
The following individuals may have access to your personal information:
•	our employees and representatives who require this information to do their jobs,

•	the plan advisor including its employees, appointed by your Plan Sponsor to provide ongoing benefit counselling or plan administrative services,

•	people to whom you have granted access,

•	people who are legally authorized to view your personal information, and

•	service providers who require this information to do their jobs.
This may include data processing, programming, printing, mailing, distribution, research and marketing or administration and investigation services.
Asking us not to use your personal information
You may withdraw your consent for us to use your SIN for non-tax administration purposes. You may also withdraw your consent for us to use your personal information to provide you with other product or service offerings, except those that are mailed with your statements.
If you wish to withdraw your consent for us to collect, use, retain or share your personal information, you may contact us by phoning our customer service centre at 1-888-727-7766 or by writing to the Privacy Officer at the address below.
How long we can keep your personal information
You authorize us to keep your personal information for the longer of:
•	the time period required by law and by guidelines set for the financial services industry, and

•	the time period required to administer the products and services we provide.
The information we collect with your consent will be protected and maintained in your Manulife plan member file.
The personal information that we must have
You may not withdraw your consent for us to collect, use, retain or share personal information that we need to issue or administer your account unless federal or provincial laws give you this right. If you do so, we may no longer be able to properly administer your account and this is what could happen:
•	benefits will not be payable as provided under the plan,

•	we may treat your withdrawal of consent as a request to terminate your contract, and

•	your rights, and the rights of your beneficiary or estate under the plan may be limited.
Recording your customer service calls to us
We may record your customer service calls to us for the following reasons:
•	quality service controls,

•	information verification, and

•	training.
If you do not wish to have your calls recorded, you must communicate with us in writing to Group Savings and Retirement Solutions, 25 Water Street South, Kitchener, ON N2G 4Y5, and request that any response by us also be in writing.
Questions, updates and requests for additional information
If you have a request, a concern, or wish to receive more information about our privacy policies, or if you wish to review your personal information in our files or correct any inaccuracies, you may contact us by sending a written request to: Privacy Officer, Group Savings and Retirement Solutions, 25 Water Street South, Kitchener ON N2G 4Y5.